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                      FIRST COLONIAL SECURITIES GROUP INC.

                               INVESTMENT BANKERS
NASD Members
SIPC Insured
                                                   10 Lake Center Executive Park
                                                 401 North Rouse 73 -- Suite 202
                                                       Marlton, New Jersey 08053
                                                                  (609) 596-2424
                                                                  (215) 563-1540
                                                                  (800) 828-7658
                                                               Fax(609) 983-7752
October 31, 1997

Gilma & Ciocio, Inc.
475 Northern Boulevard
Great Neck, NY 11021
Attn: Thomas Povinelli & James Ciocio

Dear Tom:

     You have requested that First Colonial Securities Group (the "Financial Advisor") provide certain advisory and investment banking services to the management ("Management") and the Board of Directors (the "Directors") of Gilman & Ciocia, Inc. (the "Company") in connection with the proposed redemption for cash or exercise of the Company's redeemable public common stock purchase warrants ("Warrants") into shares of the Company's common stock (the "Transaction"). Based upon our discussions to date, we understand the Directors would like the Financial Advisor to advise the Company with respect to the Transaction. We appreciate the opportunity to be of service to you.

     The purpose of this letter is to outline the basic terms and conditions of our proposed engagement, and it is based upon our current knowledge about the Company and the markets for your securities. It is understood, however, that the decision to proceed with our engagement will depend on the satisfactory results of our due diligence investigation (including reviews of legal and accounting issues), the Company's business prospects (including a review of the Company's business plan and accompanying financial projections) and prevailing securities market conditions at the time of the Transaction. We will advise the Company as to the structure and timing of the Transaction. If requested by the Company we will interact with and solicit interest among brokers and market makers with regard to the Transaction, provide such other investment banking advisory services as the Company may reasonably request in connection with the transaction, and provide reports on the status of our work.

     1.  FEES AND EXPENSES.

          A. ADVISORY FEE. The Company will pay us a financial advisory fee of $135,000 ($100,000 shall be payable at the close of the 30 day warrant solicitation period or the date of redemption of the warrants, whichever is later, and $35,000 is payable upon signing this letter.) If the redemption of the Warrants or the exercise of a majority of Warrants has not occurred by June 30, 1998 then the Company may terminate this Agreement and the $100,000 portion of the fee shall be cancelled.

          B. NONACCOUNTABLE EXPENSE ALLOWANCE. The Company shall pay First Colonial Securities Group Inc. a nonaccountable expense allowance of $25,000 at the close of the 30 day Warrant solicitation period or the date of redemption of the warrants, whichever is later. If this Agreement is terminated prior to such payment, then the Company shall reimburse First Colonial Securities Group, Inc. for its reasonable expenses incurred in the performance of its duties hereunder, up to $25,000. These fees and expenses are based on a transaction size of approximately 500,000 warrants being exercised or redeemed. If that number changes, then such fees and expenses will be pro-rated up or down accordingly.
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     2.  INDEMNITY.  The Company, intending to be legally bound, hereby agrees to indemnify First Colonial Securities Group, Inc. and its affiliates and their respective directors, officers, agents, employees and controlling persons (First Colonial Securities Group, Inc. "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several for which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, to the extent based upon claims for damages arising out of any transactions contemplated by this agreement or the engagement of First Colonial Securities Group, Inc. pursuant to, and the performance by First Colonial Securities Group, Inc. of the services contemplated by, this agreement, and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses), as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party (so long as such Indemnified Party is involved in any such claim, action or proceeding) and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company will be not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found, in a final judgement by a court, to have resulted from an Indemnified Party's willful misconduct or negligence.

     If the indemnification provided for in this agreement is for any reason held unenforceable by an Indemnified Party, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits of a Transaction to the Company and its stockholders, on the one hand, and the First Colonial Securities Group, Inc. on the other hand, or (ii) if (but only if) the allocation provided for in clause (ii) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits of a Transaction referred to in clause (i) but also the relative fault of the Company, on the one hand, and First Colonial Securities Group, Inc., on the other hand, as well as any other relevant equitable considerations: provided, however, to the extent permitted by applicable law, in no event will the Indemnified Parties, in the aggregate, be required to contribute an amount in excess of the fees actually paid to First Colonial Securities Group, Inc. pursuant to this agreement.

     Each Indemnified Party shall notify the Company promptly of any claim with respect to which indemnification may be sought hereunder, and the Company shall have the right to assume and control the defense of any such claim.

     The Company agrees that, without First Colonial Securities Group, Inc.'s prior written consent (which will not be unreasonably withheld), it will not, as to First Colonial Securities Group, Inc. or any other Indemnified Party, settle, compromise or consent to the entry of any judgement in any pending or threatened claim, action or proceeding in respect of which indemnification could reasonably be expected to be sought under the indemnification provision of this agreement, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding.

     Irrespective of the number of Indemnified Parties, the Company shall not be liable for fees and expenses of more than one counsel pursuant to this letter in connection with any proceeding or related proceedings in the same jurisdiction or geographic location. The Company shall have the right to select the counsel to represent the Indemnified Party. The Company shall not be liable for any settlement of any claim without its consent, which consent shall not be unreasonably withheld. If the Company, or any affiliate of the Company, or any of its or their respective directors, officers, employees, agents and controlling persons is the principal defendant in any such action or proceeding, counsel selected by the Indemnified Parties shall cooperate with counsel for the principal defendant in the defense of such action or proceeding to the extent that such cooperation shall not be prejudicial to its clients or otherwise improper.

     In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse First Colonial Securities Group, Inc. for all reasonable expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such witness including, without limitation, the reasonable fees and disbursements of its legal counsel.
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     3.  First Colonial Securities Group, Inc. shall not, and shall cause its officers, agents and employees to not, make any statement or representation about the Company unless it is recorded in written documents supplied to First Colonial Securities Group, Inc. by the Company and not inconsistent with the documents most recently filed by the Company with the Securities and Exchange Commission. First Colonial Securities Group, Inc. shall share information received about the Company only with its professional advisors on a need-to-know basis and only if they agree to keep same strictly confidential, and shall keep such information strictly confidential, except to the extent such information is or becomes public through no action directly or indirectly of First Colonial Securities Group, Inc. or such disclosure is required by law.

     If the foregoing correctly sets forth your understanding, please so indicate by signing and returning to us the enclosed copy of this letter together with your check for $35,000.00. We look forward to working with you toward a successful Transaction and a long-term investment banking relationship.

Sincerely,

First Colonial Securities Group, Inc.            Gilman & Ciocia, Inc.

By: /s/ BEN LICHTENBERG                          By: /s/ THOMAS POVINELLI
    ----------------------------------------     ----------------------------------------
    Ben Lichtenberg                                  Thomas Povinelli
    Executive Vice President

                                                 By: /s/ JAMES CIOCIA
                                                     ----------------------------------------
                                                     James Ciocia

Accepted and agreed to as of             , 1997.